Exhibit 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT is made as of this 11th day of June, 2004, between C. Presley Properties, LLC, a North Carolina limited liability company (“Landlord”) and Bradington-Young, LLC, a Virginia limited liability company (“Tenant”).

Premises:	That portion of the Building, containing approximately 33,500 rentable square feet, as shown outlined in bold lines on Exhibit A

Building:	900 West Academy, Cherryville, NC and the interior and exterior common areas

Lease Term:	Beginning on the Commencement Date and ending on the last day of the 12th full calendar month thereafter.

Commencement Date:	July 1, 2004

Monthly Base Rent:

Months	Monthly Base Rent
1 – 12	$4,800.00

Broker:	Fraley Brothers & Co. (John L. Fraley, Jr.)

Addenda:	Exhibit A (Floor Plan of Building)

1. Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the right to use the common areas, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.

2. Acceptance of Premises. Prior to Tenant’s acceptance of the Premises, the following Tenant Improvements shall be completed by the Landlord, at Landlord’s expense, in compliance with all applicable laws, ordinances and regulations:

(a)	Security System. Landlord shall separate the existing security system for the Building so that Tenant shall have a separate operating security system with its own control panel for the Premises.

In addition to Landlord’s work to be performed by Landlord as described above, Tenant shall perform the work necessary to secure the Premises from access by other parts of the Building and the common areas. Landlord shall reimburse Tenant for the costs of all materials associated therewith by rent credit and Tenant shall provide copies of receipts to Landlord. The estimated cost of the material will be mutually agreed upon.

3. Use. The Premises shall be used as a general supply warehouse, or for any other purpose consistent with the business of Tenant and/or for general and administrative office purposes. Tenant will use the Premises in a safe manner and will not commit material waste, overload the floor or structure of the Premises or subject the Premises to use that would reasonably be expected to damage the Premises.

4. Base Rent. Tenant shall pay Base Rent from the Commencement Date in the amount set forth above. The first month’s Base Rent shall be due and payable on the Commencement Date, and Tenant promises to pay to Landlord in advance, monthly installments of Base Rent on or before the first day of each calendar month succeeding the Commencement Date. Payments of Base Rent for any fractional calendar month shall be prorated.

5. Option to Lease Additional Space. Tenant shall have the option to lease one or both of the following spaces:

(a)	that certain space designated “automatic equipment” and “central sewing” which is shown hatched on Exhibit A; and

(b)	that certain space designated “central sewing” which is shown cross hatched on Exhibit A.

Tenant’s option to lease each such space shall be exercised by giving thirty (30) days prior written notice to Landlord, and the rental rate for such space shall be $1.50 per square foot per year.

6. Utilities. Landlord shall pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. In the event that Tenant elects to heat the Premises, Tenant shall reimburse Landlord for an equitable portion of Landlord’s natural gas expenses, to be determined by considering the size of the Premises relative to the size of the Building, on an equitable basis.

7. Taxes. Landlord shall pay all taxes, assessments and governmental charges (collectively referred to as “Taxes”) that accrue against the Building during the Lease Term. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises and belonging to Tenant, whether levied or assessed against Landlord or Tenant.

8. Insurance. Landlord shall maintain the following insurance policies in full force and effect for the term of this Lease:

(a) A Commercial General Liability policy endorsed to include Tenant as additional insured, (a) providing that in the event of any cancellation or material change in coverage, notice will be given at least 30 days in advance to Tenant, and (b) the amount of the policy will be $1,000,000 General Liability and $2,000,000 Umbrella.

(b) An All-Risk property policy including fire and extended coverage to protect the Building and all Common Areas contained therein, insured in the amount of $900,000.

Landlord shall, at its sole expense, keep in force policies or insurance in the amounts as specified and as required by statute with reputable carriers authorized to do business in North Carolina. Landlord shall provide Tenant with required certificates of insurance prior to the commencement of said Lease and renewal certificates within ten days of expiration or non-renewal of the policies required herein, as long as this Lease is in effect; in the “Cancellation Clause” the certificate should provide that: in the event of non-renewal of policies, cancellation or material change in the coverage provided, thirty (30) days prior written notice will be furnished to Tenant prior to the date of non-renewal, cancellation or change.

Tenant, at its expense, shall maintain during the Lease Term: all risk property insurance covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; worker’s compensation insurance with no less than the minimum limits required by law; employer’s liability insurance with such limits as required by law; and commercial liability insurance, with a minimum limit of $3,000,000 per occurrence for property damage, personal injuries, or deaths of persons occurring in or about the Premises. The commercial liability policies shall include Landlord as an additional insured. In the event of cancellation or non-renewal of a policy or policies, Landlord shall be notified within 30 days. Certificates shall be delivered to Landlord by Tenant upon commencement of the Lease Term and upon each renewal of said insurance.

9. Landlord’s Responsibilities. Landlord shall maintain and repair the roof, at its expense and the structural elements of the Building.

Landlord shall furnish the following services to the Premises: men’s and women’s restrooms in the area designated “Office” on Exhibit A, in common with other tenants of the Building. Landlord shall provide sufficient electricity to the Premises to allow for the normal business operations of Tenant at all times.

In the event of (i) any interruption of essential service (i.e. water, electricity, heating, lighting or plumbing service) for a period greater than three (3) days, (ii) the cause of such interruption is not the result of any negligent act or willful misconduct on the part of Tenant and (iii) such interruption renders the Premises functionally unusable, effective as of the fourth (4th) consecutive day, one hundred percent (100%) of the rent of the Premises then currently payable hereunder shall abate until such time as the Premises are again functionally usable. Prorated.

10. Tenant’s Maintenance. Tenant, at its expense, shall maintain in good condition all doors, door closures, and glass of the Premises and shall keep reasonably clean all areas exclusively serving the Premises including, without limitation, dock and loading areas, windows, interior walls, and the interior side of demising walls located in the Premises.

11. Tenant-Made Alterations and Trade Fixtures. Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises, except for those made by Landlord for Tenant and except for Minor Alterations, (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Minor Alterations” herein shall mean any alteration, addition or improvements to the Premises that do not (i) affect the mechanical, electrical, HVAC or other Building operating systems, (ii) affect the structural components of the Building or require penetration of the floor or ceiling of the Premises or (iii) cost more than $10,000 in any one instance. All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations. Tenant shall repair any damage caused by such removal.

Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery, and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic structural character of the Premises, do not overload or damage the Premises, and may be removed without material injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements. When Tenant vacates the Premises, Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

12. Signs. Upon approval of the landlord, tenant shall have the right to install such signs as may be reasonably necessary for proper identification of its Premises on the exterior of the Building and within the common areas. Upon surrender or vacation of the Premises, Tenant shall remove all of Tenant’s signs and repair all damage caused by such removal.

13. Parking. Tenant shall be entitled to park in common with other tenants of the Building in those areas designated for parking of automobiles. Landlord will not allow any parking in front of the loading dock serving the Premises.

14. Restoration. If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within thirty (30) days after the date of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the Building is substantially destroyed or if the restoration time is estimated to exceed three (3) months, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord’s notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take three (3) months or less, then, Landlord, at Landlord’s expense, shall promptly restore the Premises to substantially the same condition as the Premises existed prior to such fire or other casualty, including the improvements installed by Tenant or by Landlord and paid by Tenant. Base Rent shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, however, if the Premises are substantially destroyed, then Base Rent shall be abated completely for the period of repair and restoration.

In the event Landlord undertakes reconstruction or restoration of the Premises pursuant to the paragraph above, Landlord shall use reasonable diligence on completing such reconstruction repairs, but in the event Landlord fails to substantially complete the repairs within one hundred eighty (180) days after the date of the fire or other casualty, then Tenant may, at its option, terminate this Lease as of a date ten (10) days after receipt of its notice by Landlord upon giving Landlord notice to that effect, and Base Rent shall be apportioned as of said date and Landlord shall promptly return any money owed to Tenant.

15. Condemnation. If any part of the Premises or the Building should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would, in Tenant’s judgment, prevent or materially interfere with Tenant’s use of the Premises or in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Building, then upon written notice by Landlord or Tenant this Lease shall terminate. Base Rent shall be apportioned as of the date of Taking, and Landlord shall promptly return any money owed to Tenant. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent and the Operating Expenses payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances. This Lease shall automatically terminate as to the portion of the Premises Taken as of the date of such Taking. Tenant shall have the right to make a separate claim against the condemning authority for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures, if a separate award for such items is made to Tenant.

16. Assignment and Subletting. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed,

Tenant shall not assign this Lease or sublease the Premises or any part thereof. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling Tenant, controlled by Tenant, under common control with Tenant or any chapter or regional office of Tenant (a “Tenant Affiliate”), without the prior written consent of Landlord.

17. Indemnification. Each party (the “Indemnifying Party”), except for the negligence of the other party (the “Indemnified Party”), its agents or employees, and to the extent permitted by law, agrees to indemnify, defend and hold harmless the Indemnified Party, and the Indemnified Party’s agents and employees, from and against losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from claims by third parties for bodily injury and damage or death occurring in or about the Building and arising from the use and occupancy of the Building or from any activity, work, or thing done, permitted or suffered by the Indemnifying Party in or about the Building or due to any other act or omission of the Indemnifying Party, its employees and agents.

18. Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises upon at least twenty four (24) hours prior written notice to Tenant to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose provided that such repairs or visits do not unreasonably interfere with or materially disrupt Tenant’s use and occupancy of the Premises or the Building or the normal operation of Tenant’s business in the Premises. Any such persons entering the Premises must be accompanied by Tenant.

19. Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises free from interference and against any person claiming by, through or under Landlord.

20. Surrender. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in substantially the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation excepted.

21. Holding Over. If Tenant retains possession of the Premises after the termination of the Lease Term, unless otherwise agreed in writing, such possession shall be a month to month tenancy upon the same terms and conditions as during the initial term of this Lease, except that such month to month tenancy may be terminated by either Landlord or Tenant by giving at least sixty (60) days prior written notice of termination to the other party.

22. Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(i) Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of fourteen (14) days from the date of Tenant’s receipt of Landlord’s written notice that such payment was due.

(ii) Tenant shall fail to comply with any other provision of this Lease, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after the date of Tenant’s receipt of Landlord’s written notice of such default; provided, however, that if such default cannot reasonably be cured within such thirty (30) day period and Tenant has commenced and is making diligent efforts to cure such default, then Tenant shall have an additional ninety (90) days to cure such default.

23. Landlord’s Remedies. Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter terminate this Lease or Tenant’s right of possession, and/or pursue any other remedies at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord to re-enter the Premises by summary dispossession proceedings and to remove Tenant and all persons and property therefrom. If Landlord terminates Tenant’s right of possession (but not this Lease), Landlord shall use commercially reasonable efforts to mitigate damages, including efforts to relet the Premises for the account of Tenant for such rent and upon such terms as shall be reasonably satisfactory to Landlord.

24. Tenant’s Remedies/Limitation of Liability. Except for emergencies, in which case Landlord must make immediate repairs, Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary not to exceed ninety (90) days as long as Landlord commences the cure within the thirty (30) day period and thereafter diligently pursues the cure to completion). Notwithstanding the foregoing, in the event Landlord has not cured such default, Tenant shall have the right to (i) terminate this Lease, (ii) withhold any monies payable to Landlord hereunder, or (iii) commence to cure the default itself and recover the costs thereof by offset against rent, or (iv) bring an action at law to redress its grievances. Any and all remedies set forth in this Lease: (i) shall be in addition to any and all other remedies Tenant may have at law or in equity; (ii) shall be cumulative; and (iii) may be pursued successively or concurrently as Tenant may elect. The exercise of any remedy by Tenant shall not be deemed an election of remedies or preclude Tenant from exercising any other remedies in the future.

25. Environmental Requirements. Landlord states that to the best of its knowledge the Building and the common areas are free of Hazardous Material actionable pursuant to any Environmental Requirements. Tenant shall not permit or cause any party to bring any Hazardous Material upon the Premises or transport, store, use, generate, manufacture or release any Hazardous Material in or about the Premises in violation of any applicable Environmental Requirements. The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments of any governmental authority or agency regulating or relating to health, safety, or environmental conditions. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas).

26. Option to Purchase. ITenant shall have an option to purchase the building and land for the sum of $800,000. A 60 day notice will be required to exercise this option.

27. Entire Agreement. This Lease constitutes the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.

28. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

29. Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the broker, if any, set forth on the first page of this Lease, who shall be paid a commission by Landlord pursuant to a separate agreement.

30. Miscellaneous. (a) Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.

(a) All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and, if to Tenant, addressed to Tenant at the following address:

Bradington-Young, LLC

920 E. First Street

P. O. Box 487

Cherryville, NC 28021

Attention: Ben S. Causey

and if to Landlord, addressed to Landlord at

C. Presley Properties, LLC

1316 Dilworth Road

Charlotte, NC 28203

Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(b) Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(c) All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

[Signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

TENANT:

BRADINGTON-YOUNG, LLC

By:	/s/ Ben S. Causey
Name:	Ben S. Causey
Title:	VP Finance & Administration

LANDLORD:

C. PRESLEY PROPERTIES, LLC

By:	/s/ Clay Presley
Name:	Clay Presley
Title:	President

EXHIBIT A

Floor Plan of Building

/Diagram Inserted Here/

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